Exhibit 99.1

DIRK HOKE JOINS BOARD OF DIRECTORS OF SPIRE GLOBAL, INC.

Former Chief Executive Officer of the Airbus Defence and Space Division

to Add Global Expertise to the Company’s Board

VIENNA, VA—(BUSINESS WIRE)— Spire Global, Inc. (NYSE: SPIR) (“Spire” or “the Company”), a leading global provider of space-based data, analytics, and space services today announced that it has appointed Dirk Hoke to the Company’s board of directors. In his role, Mr. Hoke will work with Spire’s leadership team to help drive adoption of the Company’s solutions globally to key industry and government partners.

“It is exceptionally rare to come across someone like Dirk, who is so well-versed in the applications of space, the scaling of software solutions, and who has a rich network in the government and defense arenas, in Europe as well as around the globe,” said Peter Platzer, Spire’s Chief Executive Officer. “The experience he brings with him will surely help Spire navigate the next phase of our global growth, not just in the defense industry, but in all industries that can benefit from using Spire to deploy their own applications and sensors into space quickly and efficiently. I am incredibly pleased to welcome him to Spire’s board of directors.”

Mr. Hoke’s career spans 25 years and five continents in various industries, often focusing on digitalization. He was most recently Chief Executive Officer of the Airbus Defence and Space division of Airbus SE and served as a member of the Airbus Executive Committee. Before joining Airbus, he worked at Siemens AG, where he held various executive-level positions including General Manager for the Transrapid Propulsion and Power Supply Subdivision, President of Siemens Transportation Systems China, the first Chief Executive Officer of Siemens Africa and the Division Chief Executive Officer of Industrial Solutions in Germany. He holds a degree in Mechanical Engineering from the Technical University of Brunswick, Germany and is an Alumni of the Young Global Leader Program of the World Economic Forum.

“Spire is a company at the leading edge of the new space economy, bringing unique data solutions to governments and companies to solve some of their greatest challenges, particularly those associated with climate change and moving towards net zero emissions,” said Mr. Hoke. “I’m looking forward to working with the company’s management team to expand Spire’s reach across industry and geography, identifying new use cases for the company’s space-based data solutions.”

About Spire Global, Inc.

Spire is a leading global provider of space-based data, analytics, and space services, offering access to unique datasets and powerful insights about Earth from the ultimate vantage point so that organizations can make decisions with confidence, accuracy, and speed. Spire uses one of the world’s largest multi-purpose satellite constellations to source hard to acquire, valuable data and enriches it with predictive solutions. Spire then provides this data as a subscription to organizations around the world so they can improve business operations, decrease their environmental footprint, deploy resources for growth and competitive advantage, and mitigate risk. Spire gives commercial and government organizations the competitive advantage they seek to innovate and solve some of the world’s toughest problems with insights from space. Spire has offices in San Francisco, Boulder, Washington DC, Glasgow, Luxembourg, and Singapore. To learn more, visit http://www.spire.com.

Safe Habor Statement

The forward-looking statements included in this press release, including the quotations of Spire’s Chief Executive Officer and newly appointed director regarding Spire’s global growth and expansion, reflect Spire’s best judgment based on factors currently known and involve risks and uncertainties. These risks and uncertainties include, but are not limited to, potential disruption of customer purchase decisions resulting from global economic conditions including from an economic downturn or recession in the United States or in other countries around the world; relative growth of its Annual Recurring Revenue (ARR) and revenue; the risk that the proposed acquisition of exactEarth Ltd. does not close; the failure of the Spire and exactEarth businesses (including personnel) to be integrated successfully after closing; the risk that revenue and adjusted EBITDA accretion or the expansion of Spire’s customer count, ARR, product offerings and solutions will not be realized or realized to the extent anticipated; the ability to maintain the listing of Spire’s securities on the New York Stock Exchange; the ability to address the market opportunity for Space-as-a-Service; the ability to implement business plans, forecasts, and other expectations, and identify and realize additional opportunities; the risk of downturns, new entrants and a changing regulatory landscape in the highly competitive space data analytics industries; developments in and the duration of the COVID-19 pandemic and the resulting impact on Spire’s business and operations, and the business of its customers and partners, including the economic impact of safety measures to mitigate the impacts of COVID-19; Spire’s potential inability to manage effectively any growth it experiences; Spire’s ability or inability to develop new products and services, and other risks detailed in periodic reports Spire has filed with the Securities and Exchange Commission (“SEC”), including Spire’s Proxy Statement/Prospectus/Information Statement, which was filed with the SEC on July 22, 2021 and Spire’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, which was filed with the SEC on November 10, 2021. Significant variation from the assumptions underlying Spire’s forward-looking statements could cause its actual results to vary, and the impact could be significant. All forward-looking statements in this press release are based on information available to Spire as of the date hereof. Spire undertakes no obligation, and does not intend, to update the information contained in this press release, except as required by law.

Contacts:

Media:

Janine Kromhout

janine.kromhout@spire.com

(650) 269-1417

Investors:

Hillary Yaffe

hillary.yaffe@spire.com

(917) 764-4297